Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE:	July 1, 2021
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CFBANK ANNOUNCES WIND DOWN OF DIRECT TO CONSUMER (DTC) MORTGAGE LENDING.

Columbus, Ohio – July 1, 2021 – CFBank, the wholly-owned banking subsidiary of CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), today announced its decision to transition its Mortgage Lending Business by winding down its direct-to-consumer (DTC) mortgage lending and increasing focus on its more traditional, retail loan origination portion of the business.  CFBank has suspended origination of new rate-lock commitments through its DTC mortgage lending business effective as of June 30, 2021, and will work toward closing out its existing loan pipeline and commitments in the next few months.

CFBank’s decision to wind down its DTC mortgage lending business resulted from changing market conditions during 2021, as the residential mortgage market has experienced price volatility, diminished refinance volumes, margin compression and increased market competition, among other factors, which have led to a challenging environment.  The market conditions have resulted in CFBank incurring increased early payoff (EPO) fee expense during 2021, as the number of borrowers paying off loans during the first six months following origination has increased significantly.  EPO expense is expected to exceed $2 million year-to-date through June 30, 2021.  Furthermore, decreases in DTC mortgage origination and associated revenue during the quarter ended June 30, 2021, coupled with the increased EPO expense, are expected to result in an after-tax loss for the DTC mortgage lending business of approximately $2.5 million for the second quarter of 2021, which will negatively impact the Company’s consolidated financial results for the quarter ended June 30, 2021.  The Company plans to issue its earnings release reporting the Company’s consolidated financial results for the second quarter of 2021 on or about August 4, 2021.

Timothy T. O’Dell, President and CEO, commented, “CFBank opportunistically entered the DTC mortgage lending business in 2018, and we have benefitted from this timely business decision.  The DTC mortgage lending business has been a significant driver of fee income for CFBank over the past two years, and the fee income generated from this business has allowed CFBank to invest in expanding its footprint and presence, along with building capital.

The investments we have been able to make over the past few years in cash management staff and capabilities is producing significant growth in non-interest bearing deposits, along with accompanying fee income generated through cash management products and services, while the investments in our commercial lending staff have resulted in our commercial loan pipelines being at all-time highs.

Going forward, CFBank’s focus will continue to be on growing and expanding our core commercial and retail bank, along with retail mortgage lending.”

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank). CFBank is a boutique Commercial bank headquartered in Columbus, Ohio. CFBank has focused on bettering the Ohio economy and serving the financial needs of closely held businesses since 1892. Over a century has passed, and yet, our focus remains the same: guide fellow Ohioans to financial stability and success with agility, ease, and care. CFBank grew from a Federal Savings Association to a National Bank in December of 2016. As CFBank has expanded, we have maintained our penchant for individualized service and direct customer access to decision makers. CFBank now has a presence in four major metro markets - Columbus, Cleveland, and Cincinnati, Ohio and Indianapolis, Indiana, as well as branch locations in Columbiana Country (two locations).  In every location, CFBank provides commercial loans and leases, commercial and residential real estate loans and treasury management depository services, corporate treasury management, residential lending, and full-service retail banking services and products. In addition, CFBank also has a national residential lending platform.  CFBank is also glad to offer its clients the convenience of online internet banking, mobile banking, and remote deposit.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, impacts from the ongoing COVID-19 pandemic on local, national and global economic conditions in general and on our industry and business in particular, including adverse impacts on our customer’s operations, financial condition and ability to repay loans, changes in interest rates or disruptions in the mortgage market, and the effects of various governmental responses to the pandemic, including stimulus packages and programs; uncertainty regarding the impact of changes in the U.S. presidential administration and Congress on the regulatory landscape, capital markets and responses to the COVID-19 pandemic; and those additional risks detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2020.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.